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                                                                   EXHIBIT 10.41

           AGREEMENT (INCLUDING RELEASE AND WAIVER OF CLAIMS) ASSOCIATED WITH
                           TERMINATION OF EMPLOYMENT

This Agreement is made effective as of September 1, 2000 (the "Effective Date") by and between Daniel Springer ("Springer") and NextCard, Inc. ("NextCard"). The parties agree as follows:

1. Springer has decided voluntarily to terminate his employment with NextCard. Effective as of September 1, 2000, Springer hereby resigns all offices and positions with NextCard and all related subsidiaries or affiliated entities as of such date.

2. Springer acknowledges that he received a payment of $10,474.35 (after normal withholding) on September 1, 2000, in settlement of accrued but unpaid wages subject to normal withholding), payment (at normal wage rates and subject to normal withholding) for all accrued and unused vacation through September 1, 2000, (it being acknowledged that accrued and unused vacation of approximately 198.03 hours), reimbursement for expenses properly incurred on behalf of NextCard, subject to NextCard policies and limitations with respect to reimbursable expenses, and reimbursement of $1,479.90 for the refund of Employee Stock Purchase Plan (ESPP) withholdings.

3. Springer acknowledges each of his obligations under the existing Confidentiality and Inventions Agreement between Springer and NextCard (a copy of which is attached hereto), and acknowledges that within 10 days after the Effective Date he will return to NextCard all confidential or proprietary NextCard materials (including all copies thereof) in his possession or under his control.

4. Each party agrees to make no public or voluntary statement (whether orally or in writing) disparaging of, or likely to damage the reputation of, the other (including, in the case of NextCard, any affiliate of NextCard, or any officer, director or employee of NextCard). Nothing in this Section is intended to require Springer or any officer, director or employee of NextCard to testify other than truthfully when testifying as required by law. Additionally, NextCard shall notify relevant employees that all reference requests concerning Springer's employment at NextCard should be referred to Jeremy Lent.

5. Springer acknowledges that he received a grant under NextCard Inc.'s 1997 stock plan of 382,500 shares issued at approximately $.06 / share with a vesting start date of March 6, 1998 (all calculations on a post-split basis). Springer and NextCard agree to the following amendments and acknowledgements related to such options and the option agreement related thereto.

                  (a) The unvested portion (as defined in the relevant option agreement), as of the Effective Date, of the 382,500 option grant, reflecting options to purchase 151,407 shares of Common Stock of NextCard (hereafter referred to as the "Accelerated Portion"), will become fully vested and exercisable during the ninety day period commencing eighteen

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         months after the Effective Date (or such earlier date as NextCard in its sole discretion may determine and notice to Springer so long as it waives the applicability of the conditions set forth below as to the period after such earlier date), subject to the satisfaction of each of the following conditions precedent:

                           i.  Intentionally omitted.

                           ii. Subsequent Engagement. For a period of eighteen months after the Effective Date, Springer shall not have become employed by, render services to, become associated with, create, or invest in (other than investments in public companies at the level of not more than 1%) any of the following businesses: (i) businesses that involve the extension of consumer credit (but in the case of employment or rendering of services, only to the extent that Springer's employment or rendering of services actively involves the consumer credit side of such a business); (ii) development of internet based payment systems, including any business involved, as a primary focus of its business, in internet-based person to person payments or electronic bill presentment or payment; (iii) electronic banking; (iv) electronic wallet companies; or (v) businesses involving the direct marketing of financial services. NextCard reserves the right to waive this condition in particular cases.

                           iii. No Breach, etc. Springer shall not have breached any contractual obligation to NextCard and, for a period of eighteen months after the Effective Date, Springer shall not have directly or through others caused an employee of NextCard to leave the employ of NextCard, whether or not Springer's pre-existing non-solicitation clause is breached.

                           iv. Marketing Partners. For a period of eighteen months after the Effective Date, Springer shall not have directly or through others caused, instigated or played a material role in a NextCard marketing partner terminating its relationship with NextCard.

                           v. Sale of Shares. Springer shall not have sold (or effectively sold or limited risk through the use of puts, calls, short sales, derivatives, etc.) any shares of NextCard stock (other than up to a total of 90,000 shares prior to December 31, 2000 for the payment of federal and state income tax liabilities associated with the exercise of NextCard shares, of which not more than 30,000 shall have been sold in any week) prior to the earliest to occur of (1) one year from the Effective Date; or (2) NextCard stock reaching a price (based on close of market NASDAQ quotations) of at least $20 per share (as appropriately adjusted from the Effective Date for stock splits, combinations, etc.) and maintaining that price for at least 30 consecutive trading days. Additionally, Springer shall not have sold any shares of NextCard stock so long as he is considered an "Insider" of NextCard for SEC or reporting purposes. Prior to any sale of NextCard stock, Springer must receive a written affirmation from NextCard's General Counsel, or his designee, regarding his status. Springer shall not have violated any applicable securities laws or Company policies associated with the sale of shares in NextCard. Upon the request of Springer, NextCard's general counsel (subject to receipt from Springer of such assurances as such general counsel may request) shall advise Springer if

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         his proposed sale would violate any applicable Company policies and, if so, which policies would be violated.

         Springer acknowledges and agrees that the Accelerated Portion will be disqualified from treatment, under the United States Internal Revenue Code, as an Incentive Stock Option, and that such portion instead will be treated as a non-qualified stock option for tax purposes. Springer and NextCard acknowledge and agree that the foregoing conditions are not covenants of Springer. For example, the foregoing is not a "non-compete" agreement; Springer is free to compete with NextCard, absent any breach of trade secret and/or other continuing obligations to NextCard, but any competition that violates the foregoing conditions will result in the loss of the accelerated vesting rights described above, to which he is not otherwise entitled.

         It is NextCard's intent to notify Springer promptly if, during the 18-month period following the Effective Date, NextCard's Chief Executive Officer comes to the conclusion that Springer has failed to satisfy any of the conditions set forth in this Section 5(a). For a period of seven days thereafter, Springer will have the right to cure such failure if and to the extent same is curable without damage to NextCard. However, NextCard shall not be obligated to take any affirmative steps to monitor Springer's activities, and any failure to so notify will not affect the provisions hereof.

                  (b) The unvested portions of any other stock option grants will expire as of the Effective Date and will not at any time be or become exercisable.

6.       GENERAL RELEASE AND WAIVER OF CLAIMS:

         a. Springer Releases Claims Against NextCard, Inc. Springer, on behalf of himself, his heirs and successors in interest, fully releases and discharges NextCard and its officers, directors, employees, attorneys, subsidiaries, affiliated companies and successors in interest from any and all claims, lawsuits, charges and liabilities of every kind which may exist against NextCard and such persons and entities as of the Effective Date arising out of or based on his employment relationship with NextCard or the termination of that relationship.

         b.  Intentionally omitted.

         c. Release Includes Employment-Related Claims. This release and waiver is intended to cover any and all claims which Springer may have against NextCard or the released persons arising out of or based upon his employment with NextCard or the termination of that employment, including any employment-related claims such as racial discrimination, sex discrimination, disability discrimination, claims under Civil Rights Act of 1964 (Title VII), claims under the Americans with Disabilities Act, claims under the California Fair Employment and Housing Act, the California Labor Code, and any other federal or state states barring discrimination in employment of any kind, and any claims in tort or contract related to Springer's employment; claims associated with any compensation paid or alleged to be due to Springer for services rendered to or for NextCard and its affiliates, whether in cash or stock or pursuant to any equity-based program of which Springer was

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         a participant or to which he may have been eligible; and any claims associated with any acts or omissions of NextCard or any of the released persons arising out of or based upon Springer's employment and the termination of that employment. This release does not extend to claims to enforce this Agreement, claims by Springer under rights to indemnification contained in the Certificate of Incorporation or Bylaws of NextCard or under applicable law (which rights NextCard hereby acknowledges), or claims arising out of future actions, omissions or events unrelated to past actions, omissions or events.

         d. Release Includes Claims, Whether Known Or Unknown, Existing Prior to Signing of Agreement. This general release and waiver extends to all claims which existed before the Effective Date, and Springer expressly waives all rights under Section 1542 of the California Civil Code. That Section reads as follows:

         "1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor."

         e. Springer Releases Any and All Rights to Participation in Any and All Bonuses. Springer, on behalf of himself, his heirs and successors in interest, fully releases and discharges any and all rights to participation in any and all bonuses offered by NextCard to its employees in exchange for the payment to Springer, contemporaneously herewith, of the cash sum of $25,000 (subject to applicable withholding).

7. Springer acknowledges that in connection with Springer's termination of employment that NextCard has acted properly and not unlawfully in any respect. Springer and NextCard agree not to not make any public statement about the termination of employment except as approved in advance by the other party or as required by applicable law. NextCard acknowledges that it knows of no claims that it has against Springer that Springer has acted improperly or unlawfully in any respect in connection with his relationship with NextCard.

8. By executing this Agreement, Springer expressly agrees that this Agreement shall be a bar to all claims of Springer released herein. Springer further agrees and represents that he has not transferred or assigned any such claims claimed or suspected by him. This Agreement constitutes the entire agreement between Springer and NextCard with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations or understandings. Springer and NextCard are executing this Agreement voluntarily and with a full understanding of its terms. This document may not be changed orally and shall be construed under and governed by the laws of the State of California, without regard for its conflict of law provisions. The parties acknowledge and agree that each has the opportunity to consult with counsel of its or his own choosing, and that no provision hereof is to be construed against any party as the draftsperson of this Agreement, it being acknowledged that each party has had an opportunity to participate in its creation.

9. All payments, distributions and disbursements due to Springer from all NextCard qualified employee benefit plans of which Springer was a participant on the date of his

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         termination, if any, shall be made to Springer in accordance with the respective provisions of those plans. Nothing herein will affect Springer's eligibility for temporary continuation, at Springer's expense, of health insurance benefits under COBRA.

10. This Agreement and the respective rights and obligations of the parties shall inure to the benefit of and be binding on their respective successors, assigns and legal representatives, including Springer's estate, executors, administrators, heirs, legatees or devisees.

11. This Agreement has been duly authorized, executed and delivered by the parties hereto and constitutes the valid and binding obligation of the parties, enforceable against the parties in accordance with its terms. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without reference to any conflict of law provisions.

ACKNOWLEDGED AND AGREED TO:


______________________                NextCard, Inc.
Daniel Springer

                                      By:______________________

                                      Its:______________________

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[CONFIDENTIALITY AGREEMENT TO BE ATTACHED HERE]









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